UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest reported event): December 17, 2013
NORANDA ALUMINUM HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34741	20-8908550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05          Costs Associated with Exit or Disposal Activities

On December 17, 2013, Noranda ("the Company") announced planned workforce reductions involving approximately 190 employees and contract workers. The reductions are expected to generate approximately $15 million of annual savings and are part of Noranda’s CORE productivity program that targets $225 million of savings from 2014 to 2016.

The majority of these reductions are expected to be achieved through terminations occurring before the end of 2013. Noranda estimates these actions will result in one-time pre-tax charges totaling approximately $6 million, primarily due to termination benefits. Noranda expects substantially all of these charges will be recorded in the fourth quarter of 2013 and result in cash expenditures paid primarily in the first quarter of 2014.

The workforce reduction plan includes approximately 75 employees in the Company’s Primary Aluminum business, 30 to 40 employees each in its Alumina, Bauxite, and Flat-Rolled Products businesses, and approximately 10 employees in the Company’s Corporate function. As of November 30, 2013 Noranda employed approximately 2,500 people.

A copy of the press release related to the announced restructuring is filed with this Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
Exhibit
Number    Description
99.1    Press release, dated December 17, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM HOLDING CORPORATION

Date:	December 18, 2013

By:	/s/ Gail E. Lehman
Gail E. Lehman
Chief Administrative Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number    Description
99.1    Press release, dated December 17, 2013